Exhibit 99.1

  PREMIER COMMUNITY BANKSHARES, INC.

Post Office Box 998, Stephens City, Virginia 22655 (540) 869-6600

Premier Community Bankshares, Inc.

Announces 26% Earnings Increase for the First Nine Months

Winchester, Virginia October 15, 2003

(Nasdaq: PREM) Premier Community Bankshares, Inc. reported net income of $4.006 million for the first nine months of 2003, an increase of 26% or  $833 thousand over the net income for the corresponding period of 2002.  Diluted earnings per share were $0.85, an increase of 23% from the $0.69 per share for the first nine months of 2002.  The return on equity was 16.83% and the return on assets was 1.27%.  In comparison, the first three quarters of 2002 generated a return on equity and assets of 15.51% and 1.28% respectively.

For the third quarter of 2003, the return on equity was 17.37% and the return on assets was 1.31% as compared to a return on equity of 15.83% and a return on assets of 1.27% for the third quarter of 2002.  Net income for the third quarter of 2003 was $1.456 million as compared to $1.147 million during the same period of 2002.   Diluted earnings per share for the quarter were $0.31 versus $0.25 a year earlier.

Total assets for the company as of September 30, 2003 were $451.8 million, a gain of $81.5 million or 22% over the first nine months of 2002.  Net loans outstanding grew by $61.9 million or 21% and accounted for the majority of the asset growth.   In spite of the large rate of growth, the loan quality remained strong as evidenced by the ratio of non-performing loans to total assets.  As of September 30, 2003, this ratio was 0.12%, well below the industry average.  This compares with 0.18% as of September 30, 2002. The increase in loans was funded primarily by the growth in deposits. Total deposits equaled $391.3 million, an increase of $66.4 million or 21% over the first three quarters of 2002.  The company also issued $6.0 million of trust preferred securities through a pooled underwriting during the third quarter 2003.

The increase in net income is attributable to the interest income and corresponding fees derived from the growth in loans. Other income increased as a result of fees on a growing asset base, while other expenses increased due to the opening of a new branch in April 2003 and to the costs of servicing a larger customer base.

THE MARATHON BANK 4095 Valley Pike, Winchester, Virginia 22602 ROCKINGHAM HERITAGE BANK 110 University Boulevard, Harrisonburg, Virginia 22801

During the quarter, the Corporation announced plans to open a new subsidiary bank with offices in Martinsburg and Shepherdstown, West Virginia.  As part of this effort, we hired an experienced bank president and several lenders, all of whom were already working in these markets.  Initially, this venture will operate strictly as a loan production office, until the new bank is fully operational. In conjunction with these plans, we successfully issued $6 million of new Trust Preferred Securities and are working on a $4 million common stock offering.  These actions will increase our capital base to allow us to continue expansion and help fund the new bank.

Premier Community Bankshares is a growing multi-bank holding company that operates 14 offices in the Shenandoah Valley region located in the northwestern part of Virginia.  The corporation’s two subsidiary banks of Rockingham Heritage Bank and The Marathon Bank serve an increasingly diversified market with a growing population in excess of 300,000.

This press release may contain forward-looking statements, as defined by federal securities laws, which may involve significant risks and uncertainties.  The statements are based on estimates and assumptions made by management in conjunction with other factors deemed appropriate under the circumstances.  Actual results could differ materially from current projections.  Readers are encouraged to read filings the company has made with the Securities and Exchange Commission for additional information.

.

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

Balance Sheet	September 30,
Assets:	2003	2002	% Change
Cash & Due From Banks	$22,057	$23,306	-5.4%

Interest Bearing Due From Banks	285	64	345.3%

Fed Funds Sold	30,888	13,923	121.8%

Securities-HTM	9,296	10,477	-11.3%

Securities-AFS	15,074	14,180	6.3%

Loans	363,256	300,421	20.9%

Allowance for Loan Losses	(3,965)	(3,069)	29.2%

Bank Premises & Equip.	9,955	6,518	52.7%

Other Assets	4,941	4,424	11.7%

Total Assets	$451,787	$370,244	22.0%

Liabilities:
Noninterest Bearing Deposits	$57,339	$46,637	22.9%

Interest Bearing Deposits	334,006	278,262	20.0%

Total Deposits	$391,345	$324,899	20.5%

Other Borrowed Money	11,505	7,710	49.2%

Other Liabilities	1,960	1,457	34.5%

Trust Preferred Capital Notes	13,000	7,000	85.7%

Total Liabilities	$417,810	$341,066	22.5%

Shareholders’ Equity
Common Stock	$4,591	$4,538	1.2%

Capital Surplus	15,150	14,857	2.0%

Retained Earnings	14,028	9,515	47.4%

Accumulated Other Comp Income(loss)	208	268	-22.4%

Total Shareholders’ Equity	$33,977	$29,178	16.4%

Total Liabilities and Shareholders’ Equity	$451,787	$370,244	22.0%

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Nine Months Ending
	September 30,
	2003	2002	% Change

Income Statement

Interest Income	$19,578	$16,855	16.2%

Interest Expense	6,289	6,257	0.5%

Net Interest Income	13,289	10,598	25.4%

Provision for Loan Losses	715	805	-11.2%

Net Interest Income After Provision for Loans Losses
	12,574	9,793	28.4%

Other Income	2,653	1,734	53.0%

Other Expenses	9,326	6,811	36.9%

Income Before Taxes	5,901	4,716	25.1%

Income Taxes	1,895	1,543	22.8%

Net Income	$4,006	$3,173	26.3%

Results of Operation

Book Value Per Share	$7.40	$6.43	15.1%

Earnings Per Share-Basic	$0.88	$0.70	25.7%

Earnings Per Share-Assuming Dilution	$0.85	$0.69	23.2%

Return on Average Assets	1.27%	1.28%	-0.8%

Return on Average Equity	16.83%	15.51%	8.5%

Allowance for Loan Losses to Loans	1.09%	1.02%	6.9%

Common Shares Outstanding, (Thousands)	4,591	4,538	1.2%

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Three Months Ending
	September 30,
	2003	2002	% Change

Income Statement

Interest Income	$6,716	$6,005	11.8%

Interest Expense	2,040	2,144	-4.9%

Net Interest Income	4,676	3,861	21.1%

Provision for Loan Losses	225	385	-41.6%

Net Interest Income After Provision for Loans Losses
	4,451	3,476	28.0%

Other Income	992	658	50.8%

Other Expenses	3,298	2,433	35.6%

Income Before Taxes	2,145	1,701	26.1%

Income Taxes	689	554	24.4%

Net Income	$1,456	$1,147	26.9%

Results of Operation

Earnings Per Share-Basic	$0.32	$0.25	28.0%

Earnings Per Share-Assuming Dilution	$0.31	$0.25	24.0%

Return on Average Assets	1.31%	1.27%	3.1%

Return on Average Equity	17.37%	15.83%	9.7%